Exhibit 10(a)90

                     RETENTION AGREEMENT


     THIS AGREEMENT, executed on October 11, 2000, and effective as of July 29, 2000, by and between Entergy
Corporation, a Delaware corporation ("Company"), and C. John
Wilder ("Executive").


     WHEREAS,  Executive  is currently employed  by  Entergy
Services, Inc., a System employer, and serves in the position of Chief Financial Officer of Company;


     WHEREAS, Company has entered into an Agreement and Plan of Merger, by and among Company, FPL Group, Inc., WCB Holding Corp. (the "Merged Entity"), Ranger Acquisition Corp. and Ring Acquisition Corp., dated as of July 30, 2000 (the "Ring-Ranger Merger Agreement");


     WHEREAS, Company wishes to encourage Executive to remain employed by a System employer and provide services to the System; and


     WHEREAS, Executive wishes to remain in the employ of a System employer and to provide services to the System;


     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Company and Executive hereby agree as follows:


1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.


2. Covenants Summarized. Company and Executive covenant as follows:


      2.1 Company's Covenants. In order to induce Executive to remain within the System,
          Company agrees, under the conditions described herein, to pay Executive the payments and benefits described herein upon the circumstances described in Sections 3, 4, 5 and 6 below. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between Executive and Company, Executive shall not have any right to be retained in the employ of any System Company. Executive's Covenants. Executive agrees to the following:

      2.2 Executive's Covenants. Executive agrees to the following.

          (A) For a period of two years following the Date of Termination, Executive shall not engage in any employment or other activity (without the prior written consent of Company) either in his individual capacity or together with any other person, corporation, governmental agency or body, or other entity, that is (i) listed in the Standard & Poor's Electric Index or the Dow Jones Utilities Index; or
               (ii) in competition with, or similar in nature to, any business conducted by any System Company at any time during such period, where such competing employer is located in, or servicing in any way customers located in, those parishes and counties in which any System Company services customers during such period. In the event of any violation by Executive of this paragraph (A) of subsection 2.2, Executive shall repay to Company, within 5 business days of Company's written request therefor, any amounts previously paid to him pursuant to subsections 3.4, 3.5, 3.6 and 3.7, and Executive shall have no further entitlement to receive any additional payments or benefits under such subsections.

          (B) For a period of two years following the Date of Termination, Executive agrees not to take any action or make any statement, written or oral, to any current or former employee of any System Company, or to any other person, which disparages any System Company, its management, directors or shareholders, or its practices, or which disrupts or impairs their
               normal   operations,  including  actions   or
               statements (i) that would harm the reputation of any System Company with its clients, suppliers, employees or the public; or (ii)
               that   would   interfere  with  existing   or
               prospective    contractual   or    employment
               relationships with any System Company or its clients, suppliers or employees. In the event
               of   any  violation  by  Executive  of   this
               paragraph   (B)   of  this  subsection   2.2,
               Executive shall repay to Company, within 5 business days of Company's written request therefor, any amounts in respect of the Three-Times Severance Payment or the Four-Times Severance Payment previously paid to him pursuant to subsections 3.4, 3.5, 3.6 and 3.7, and Executive shall have no further
               entitlement   to   receive   any   additional
               payments  or  benefits  under  and  of   such
               subsections.

3.Compensation  Upon  Certain Events. This  Section  3  sets forth  the  entitlement of Executive  or  his  beneficiary
  (ies) to certain payments and benefits under specified circumstances described in each subsection, and, with the exception of subsections 3.1 and 3.7, in no event shall Executive and his beneficiary (ies) be entitled to
  payments   and   benefits  under  more   than   one   such
  subsection.

     3.1 Physical or Mental Illness. During any period that Executive fails to perform Executive's full-time duties within the System as a result of incapacity due to physical or mental illness, his System employer shall pay Executive's full salary to Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to Executive under the terms of any compensation or benefit plan, program or arrangement (other than Company's short- or long-term disability plan, as applicable) maintained by Company during such period, until Executive's employment is terminated by his System employer for Disability.

     3.2 Termination of Employment by Company For Cause at Any Time. If Company should terminate Executive's employment with the System for Cause at any time, Executive shall be entitled only to Executive's Accrued Obligations and Normal Post-Termination Compensation and Benefits.

     3.3 Termination of Employment by Executive Without Good Reason Before Shareholder Approval. If Executive terminates employment with the System without Good Reason before approval by Company shareholders of the transactions contemplated by the Merger Agreement, Executive shall be entitled only to Executive's Accrued Obligations and Normal Post-Termination Compensation and Benefits.

     3.4 Termination of Employment by Executive Without Good Reason On or After Shareholder Approval But Before Closing. If Executive terminates employment with the System without Good Reason on or after approval by Company shareholders of the transactions contemplated by the Merger Agreement but before the Closing, Executive shall be entitled only to Executive's Accrued Obligations, Normal Post-Termination Compensation and Benefits, and Three-Times Severance Payment.

     3.5 Termination of Employment by Executive Without Good Reason, or Acceptance of Special Project Coordinator Position, On or After Closing But Before Second Anniversary of Closing. If Executive terminates employment with the System without Good Reason, and other than on account of death or Disability, on or after the Closing but before the second anniversary of the Closing, then Executive shall be entitled to (a) either the Special Project Coordinator Position or Normal Post-Termination Compensation and Benefits and (b) receive Executive's Accrued Obligations, Supplemental Retirement Benefit (in accordance with Executive's election), EAIP Bonus Award, Three-Times Severance Payment, and Target LTIP Award and Other EOP Awards. Notwithstanding any provision of this Agreement to the contrary, should Executive remain in System employ through the Closing, he shall receive payment of the Supplemental Retirement Benefit (if Executive elects to receive such benefit in accordance with subsection 16.28 (a)) on the date of the Closing, which payment shall not prejudice Executive's right to receive the other benefits described in this Section upon the occurrence of the events described in each other subsection.

     3.6 Qualifying Termination. If Executive's employment is terminated due to a Qualifying Termination, then Executive shall be entitled to (a) either the Special Project Coordinator Position or Normal Post-Termination Compensation and Benefits and (b) receive Executive's Accrued Obligations, Supplemental Retirement Benefit (in accordance with Executive's election), EAIP Bonus Award, Four Times Severance Payment, Maximum LTIP Award and Other EOP Awards. Notwithstanding any provision of this Agreement to the contrary, should Executive remain in System employ through the Closing, he shall receive payment of the Supplemental Retirement Benefit (if Executive elects to receive such benefit in accordance with subsection 16.28(a)) on the date of the Closing, which payment shall not prejudice Executive's right to receive the other benefits described in this subsection upon occurrence of a Qualifying Termination.

     3.7 Termination On Account of Death or Disability. If Executive's employment should terminate on account of death or Disability prior to the termination of the Merger Agreement, Executive or his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees (in the event of death) shall receive Executive's Accrued Obligations, EAIP Bonus Award, Normal Post-Termination Compensation and Benefits, Four-Times Severance Payment, Supplemental Retirement Benefit (in accordance with the election of Executive or his beneficiary, if applicable), Maximum LTIP Award and Other EOP Awards. Benefits provided under this subsection shall be reduced by the benefits provided to Executive prior to his death or Disability under any other subsection of this Agreement, with the exception of subsection 3.1.

4.   Gross-Up Payment.

     4.1 Regardless of whether Executive becomes entitled to any payments or benefits under this Agreement, if any of the payments or benefits received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with any System Company) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the Excise Tax, Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

     4.2 For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)
          (2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Closing, Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b) (4) (A) of the Code,
          (ii) all "excess parachute payments" within the meaning of section 280G(b) (1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)
          (4) (B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d) (3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 4), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

     4.3 In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b) (2) (B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. Executive and
          Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

5.Rabbi  Trust; Timing of Payments. No later than  180  days from the execution of this Agreement, Company shall deposit in the Trust for Deferred Payments of Entergy
  Corporation and Subsidiaries ("Trust") an amount as determined by the Auditor (as defined in Section 4.2) to be necessary to pay all amounts that would be due under this Agreement if Executive experienced a Qualifying Termination event on December 31, 2000. Company shall deposit such additional amounts as determined by the
  Auditor from time to time to be necessary to pay amounts due under the Agreement. The payments provided in Sections 3 and 4 hereof shall be made not later than the fifth business day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, Company shall pay to Executive on such day an estimate, as determined in good faith by Executive or, in the case of  payments  under Section 4 hereof, in  accordance  with
  Section 4 hereof, of the minimum amount of such payments to which Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent Company fails to make such payments when due) at 120% of the rate provided in section 1274 (b) (2) (B) of the
  Code) as soon as the amount thereof can be determined, but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Company to Executive, payable on the fifth business day after demand by Company (together with interest at 120% of the rate provided in section 1274(b)
  (2) (B) of the Code). At the time that payments are made under this Agreement, Company shall provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). Notwithstanding any provision of this Section 5 to the contrary, if Executive elects to receive the Supplemental Retirement Benefit in accordance with subsection 16.28(a), such benefit shall be payable at the Closing under the circumstances described in subsections 3.5 and 3.6, unless paid prior to the Closing in accordance with Section 3 and this
  Section 5.

6.Legal  Fees. Company also shall pay to Executive  all
  legal fees and expenses incurred by Executive in disputing in good faith any issue hereunder relating to the termination of Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Any such payments shall be made within five (5) business days after delivery of Executive's written request for payment accompanied with such evidence of fees and expenses incurred as Company reasonably may require.

7.Superceded Agreements and Benefits. This Agreement supercedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by Executive or any System Company, including, but not limited to, the June 4, 1998 letter agreement, as amended March 20, 2000, the Term Sheet executed by J. Wayne Leonard on September 29, 2000, and any other term sheets or offers preceding execution of this Agreement. Notwithstanding any other provision to the contrary, Executive acknowledges that benefits provided under this Agreement are in lieu of participation in, and any payment that might otherwise have been payable under, the System Executive Continuity Plan of Entergy Corporation and Subsidiaries and any other System severance or retention plan, and Executive hereby waives any right to participate in such plans.

8.   Termination Procedures and Compensation During Dispute.

     8.1 Notice of Termination. Any purported termination of Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 8.
          For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of
          Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause pursuant to clauses (i) or (ii) of Section
          16.6 is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

     8.2 Date of Termination. "Date of Termination," shall mean (i) if Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive's duties during such thirty (30) day period), and (ii) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by Executive, shall not be less than fifteen (15) days nor more than sixty
          (60) days, respectively, from the date such Notice of Termination is given). Solely for purposes of determining Executive's "Date of Termination" for any reason other than his termination of employment in the Special Project Coordinator
          Position, Executive's employment shall be considered terminated, even though he accepts the Special Project Coordinator Position.

     8.3 Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 8.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by Executive only if such notice is given in good faith and Executive pursues the resolution of such dispute with reasonable diligence.

     8.4 Compensation During Dispute. If a purported termination occurs and the Date of Termination is extended in accordance with Section 8.3 hereof, Company shall continue to pay Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 8.3 hereof. Amounts paid under this Section 8.4 are in addition to all other amounts due under this Agreement (other than Executive's Accrued Obligations) and shall not be offset against or reduce any other amounts due under this Agreement.

9.No  Mitigation. Company agrees that Executive  is  not
  required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by Company pursuant to Sections 3, 4, or 6 hereof or Section 8.4 hereof. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to Company, or otherwise (other than (i) as otherwise provided in subsection 2.2 (A) and (B) and (ii) offsets in accordance with the provisions of the System Executive Retirement Plan of Entergy Corporation and Subsidiaries, should Executive be entitled to and elect to receive the Supplemental Retirement Benefit in accordance with subsection 16.28 (b)) .

10.  Successors; Binding Agreement.

     10.1 In addition to any obligations imposed by law upon any successor to Company, Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Failure of Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Company in the same amount and on the same terms as Executive would be entitled to hereunder if Executive were to experience a Qualifying Termination, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

     10.2 This Agreement shall insure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.

11. Notices. For the purpose of this Agreement,  notices
    and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, to the following address shown below or thereafter to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

     If to Company:                            If to Executive:
     Michael G. Thompson                       C. John Wilder
     General Counsel, Entergy Corporation      221 Evangeline
     639 Loyola Avenue                         Mandeville,  LA 70471
     New Orleans, LA 70113-3125

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party. The laws of the State of Delaware shall govern the validity, interpretation, construction and performance of this Agreement. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which Executive has agreed.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity
    or   enforceability  of  any  other  provision   of   this
    Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Settlement of Disputes; Arbitration.

     15.1 All claims by Executive for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to Executive for a review of the decision denying a claim and shall further allow Executive to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that Executive's claim has been denied.

     15.2 Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the metropolitan area in which Executive resides on the Date of Termination (or the date that the Merger Agreement is terminated, as applicable) in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in subsections 16.6 and 16.19 of this Agreement shall be applied by the arbitrator(s). judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary,
          Executive shall be entitled to seek specific performance of Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

16. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

     16.1 Accrued Obligations shall mean Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, together with all unpaid compensation and benefits payable to Executive through the Date of Termination under the terms of Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

     16.2 Annual Base Salary shall mean the highest rate of annual base salary payable to Executive by the System at any time after July 29, 2000, the date on which the Board authorized the Chief Executive Officer of Company to enter this Agreement with Executive.

     16.3 Auditor  shall  have the  meaning  set  forth  in
          Section 4.2 hereof. Base Amount shall have the meaning set forth in section 280G(b) (3) of the Code.

     16.4 Base amount shall have the meaning set  forth  in
          section 280(b)(3) of the code.

     16.5 Board shall mean the Board of Directors of Company.

     16.6 Cause for termination by Company of Executive's employment shall mean (i) the and continued failure by Executive to substantially perform Executive's System duties (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by Executive pursuant to Section 8.1 hereof) that has not been cured within 30 days after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties; (ii) the willful engaging by Executive in conduct which is demonstrably and materially injurious to a System Company, monetarily or otherwise, and which results in a conviction of or entrance of a plea of guilty or nolo contendere to a felony; or (iii) Executive's willful failure, as determined by J. Wayne Leonard, the Company's Chief Executive Officer as of the date hereof, to fully support and use Executive's best efforts to facilitate the consummation of the transactions contemplated by the Merger Agreement (until the Merger Agreement may be terminated) in accordance with Company directives; provided, however, that it shall not be Cause for termination under this clause (iii) for Executive, in good faith, to discuss with members of the Board of Directors, the Chief Executive Officer of Company, or peer senior executives of Company, Executive's concerns with, suggestions regarding, or proposed improvements to, the merger implementation process. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's act, or failure to act, was in the best interest of the System; and (y) in the event of a dispute concerning the application of this provision, no claim by Company that Cause exists shall be given effect unless Company establishes to the Committee (and to the arbitrators) in the event of arbitration of a dispute or controversy hereunder) by clear and convincing evidence that Cause exists. For purposes of clauses (i), (ii),
          (iii) of this definition, no acts of Executive that occurred before execution of this Agreement shall be deemed justification for a Cause claim by Company unless said acts were unknown to Company management and involved the commission of a felony injurious to a System Company.

     16.7 Closing shall mean the earlier to occur of (i) consummation of the transactions contemplated by the Ring-Ranger Merger Agreement or (ii) the occurrence of a "Change in Control" (as defined in Company's Executive Continuity Plan in effect on the date hereof).

     16.8 Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

     16.9 Committee shall mean (i) the individuals who, on the date hereof, constitute the Personnel Committee of the Board, plus (ii) in the event that fewer than three individuals are available from the group specified in clause (i) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (ii)).

     16.10Company shall mean Entergy Corporation and shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     16.11Date of Termination shall have the meaning set forth in Section 8.2 hereof.

     16.12Disability shall be deemed the reason for the
          termination by a System employer of Executive's employment, if, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of Executive's duties with the System for a period of six (6) consecutive months, Company shall have given Executive a Notice of Termination for Disability, and, within thirty
          (30) days after such Notice of Termination is given, Executive shall not have returned to the full-time performance of Executive's duties.

     16.13      EAIP  shall mean Executive Annual  Incentive
          Plan of Entergy Corporation and Subsidiaries, or any successor or replacement plan.

     16.14      EAIP  Bonus Award shall mean the product  of
          (1) the maximum annual bonus opportunity under the EAIP for the year in which the Date of Termination occurs and (2) a fraction, the numerator of which is the number of days in the fiscal year that includes the Date of Termination and that are
          prior   to  the  Date  of  Termination,  and   the
          denominator of which is 365.

     16.15      EOP shall mean the Equity Ownership Plan  of
          Entergy  Corporation  and  Subsidiaries,  or   any
          successor or replacement plan.

     16.16 Excise Tax shall mean any excise tax imposed under section 4999 of the Code.

     16.17 Executive shall mean the individual named in the first paragraph of this Agreement.

     16.18 Four-Times Severance Payment shall mean the payment of a lump sum retention payment, in cash, equal to four times the sum of (i) Executive's Annual Base Salary and (ii) Executive's highest maximum annual bonus opportunity under the EAIP for any fiscal year ending after the date hereof, which Four-Times Severance Payment shall in no event be less than $4,175,380.00. The Four-Times Severance Payment shall be in lieu of any further salary payments to Executive for periods subsequent to the Date of Termination (if any) and in lieu of any retention, severance, termination or similar benefit otherwise payable to Executive under any plan, program, arrangement or agreement of or with any System Company.

     16.19 Good Reason for termination by Executive of Executive's employment shall mean the occurrence (without Executive's express written consent) of any one of the following acts by Company, or failure by Company to act, unless, in the case of any act or failure to act described in paragraph
          (A), (B) (F), (G), or (H) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

          (A) prior to the Closing, any adverse change in Executive's titles, authority, duties, responsibilities or reporting lines as compared with those in effect on the date hereof;

          (B) following the Closing, the failure of Company to provide Executive with the position of Chief Financial Officer of the Merged Entity, (1) with authority, duties, and responsibilities typically associated with such position and, in no event, less than those in effect for the Chief Financial Officer of FPL Group (or of any other party (or parent thereof) to the Merger Agreement) prior to the Closing, and (2) the employment location of which shall be not more than 20 miles from Executive's principal place of employment on the date hereof or the principal place of employment of the CFO of FPL Group (or of any other party (or parent thereof) to the Merger Agreement) on the date hereof ("CFO Location"), except for required travel on Company's business to an extent substantially consistent with Executive's present business travel, provided that any relocation to or within 20 miles of the CFO Location shall not be required of Executive until after June 30, 2004, and
               (3) with relocation and interim living allowances no less than those available to Company's executives (or to FPL Group's executives, (or the executives of any other party (or parent thereof) to the Merger Agreement), if higher) as in effect on the date hereof, in the event relocation is required consistent with this subsection;

          (C) the relocation of Executive's principal place of employment to a location more than 20 miles from Executive's principal place of employment on the date hereof or Company's requiring Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on Company's business to an extent substantially consistent with Executive's present business travel obligations, provided, however, that this paragraph (C) shall not apply in the event Executive is provided the position of Chief Financial Officer of the Merged Entity in accordance with (B) (1)-(3) above;

          (D) a reduction by Company in Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

          (E) the failure by Company to pay to Executive any portion of Executive's current compensation, or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of Company, within seven
               (7) days of the date such compensation is due;

          (F) the failure by Company to continue in effect any compensation plan in which Executive participates on or after the date hereof which is material to Executive's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Company to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of Executive's participation relative to other participants, as existed on the date hereof (or as the same may be improved after the date hereof);

          (G) the failure by Company to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of Company's pension, savings, life insurance, medical, health and accident, or disability plans in which Executive participates on or after the date hereof, the taking of any other action by Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive on or after the date hereof, or the failure by Company to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of years of service with Company in accordance with Company's normal vacation policy in effect on the date hereof (or as the same may be improved after the date hereof); or

          (H) any purported termination of Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8.1 hereof; for purposes of this Agreement, no such purported termination shall be effective.

          Executive's right to terminate Executive's employment for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of any determination regarding the existence of Good Reason, any claim by Executive that Good Reason exists shall be presumed to be correct unless Company establishes to the Committee (and to the arbitrator(s) in the event of arbitration of a dispute or controversy hereunder) by clear and convincing evidence that Good Reason does not exist.

    16.20 Gross-Up Payment shall have the meaning set forth in Section 4.1 hereof.

    16.21 LTIP  shall  mean  the Long  Term  Incentive
          Program   of   the  EOP,  or  any   successor   or
          replacement long-term incentive program.

    16.22 Maximum LTIP Award shall mean the number of performance shares or performance share units, as applicable, that Executive shall be entitled to receive under the LTIP with respect to any performance period (as defined in the applicable program or plan) that includes the Date of Termination, such number to be determined as if Executive satisfied the remaining performance requirements and was entitled to the maximum pay out level under the long term incentive program with respect to such performance periods.

    16.23 Normal Post-Termination Compensation and Benefits shall mean Executive's normal post-termination compensation and benefits as such payments become due, and deter-mined under, and paid in accordance with, Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

    16.24 Notice of Termination shall have the meaning set forth in Section 8.1 hereof.

    16.25 Other EOP Awards shall mean (a) the vesting of, and lapse of restrictions on, all restricted shares, stock options, and other awards (excluding awards under the LTIP), as applicable, granted to Executive prior to the Date of Termination, to the extent such shares, options or other awards have not already vested or restrictions thereon have not yet lifted and (b) the extension of the period during which stock options shall be exercisable for the remainder of the ten-year term extending from the grant date.

    16.26 Qualifying   Termination   shall   mean   a
          termination of Executive's employment (i) by Executive for Good Reason at any time prior to the termination of the Merger Agreement; (ii) by Company other than for Cause at any time prior to the termination of the Merger Agreement; and (iii) for any reason following the second anniversary of the Closing.

    16.27 Special  Project Coordinator Position  shall
          mean active employment of Executive as a Special Project Coordinator with a System employer at an annual base salary of $200,000.00 and with eligibility to participate in all System plans and programs, in accordance with their terms and conditions, available to other non-management System employees, although Executive shall not accrue additional vacation time in such position. While in the Special Project Coordinator Position, Executive will not be required to perform more than 10 hours of service for the System in any calendar month.

          (A) Executive's employment in the Special Project Coordinator Position shall terminate upon the earlier of (1) Executive's attainment of age 55 (such termination immediately effective without need of Notice of Termination) or (2) Executive becomes a management employee of any company listed  in  the Fortune Global 500 Index;  or  (3)
          Executive becomes a management employee of any company that has a conflict of interest policy or practice that would prohibit Executive's System employment.

          (B) Upon termination of Executive's Special Project Coordinator Position, Executive shall be entitled to Normal Post-Retirement Compensation and Benefits. Further, if Executive serves in the Special Project Coordinator Position until his attainment of age 55, Executive shall be eligible for retiree benefits, if any, under Company's plans as in effect on such date or from time to time thereafter.

    16.28 Supplemental Retirement Benefit shall  mean,
          at Executive's election at the earlier of Closing or Date of Termination, either (a) a lump sum cash payment equal to $1,934,610, which represents payment in lieu of non-qualified supplemental retirement benefits earned prior to the Closing under the System Executive Retirement Plan of Entergy Corporation and Subsidiaries, the Pension
          Equalization  Plan  of  Entergy  Corporation   and
          Subsidiaries, the Supplemental Retirement Plan of Entergy Corporation and Subsidiaries, and the Post-
          Retirement   Plan   of  Entergy  Corporation   and
          Subsidiaries,   and   any  supplemental   credited
          service granted Executive under such plans, or (b) the benefit available to Executive under the
          System   Executive  Retirement  Plan  of   Entergy
          Corporation and Subsidiaries, under the terms and conditions of that plan applicable to individuals who became participants on or after March 25, 1998, provided, however, that (i) in computing such benefit Executive shall be entitled to have his years of Benefit Service (as defined under the
          Entergy  Corporation  Retirement  Plan  for   Non-
          Bargaining Employees) commence on July 6, 1983 and continue for the duration of his employment in the
          Special    Project   Coordinator   Position,    if
          applicable, with such benefit amount (in the form of a single life annuity) reduced by the benefit Executive is entitled to receive under the defined benefit pension plan of Royal Dutch Shell, or its
          successors   or   assigns,   (as   indicated    in
          Executive's   Participant  Application   for   the
          Pension Equalization Plan of Entergy Corporation and Subsidiaries) and further offset by such other
          qualified   and   non-qualified  defined   benefit
          retirement,  income or pension plans sponsored  by
          Company;   and   (ii)   Executive   shall   become
          immediately vested in such benefit at age 55 and shall not require permission under the plan or otherwise to retire at age 55 and commence receipt of benefit payments. Any future non-qualified supplemental retirement benefits available under any System non-qualified supplemental retirement benefit plans in which Executive may become a participant after the Closing shall be offset by this Supplemental Retirement Benefit.

    16.29 System  shall  mean Company  and  all  other
          System Companies.

    16.30 System  Company(ies) shall mean Company  and
          any other corporation 80% or more of whose stock (based on voting power or value) is owned directly or indirectly by Company and any partnership or trade or business which is 80% of more controlled, directly or indirectly, by Company, and any successor to the business and/or assets of any such entity.

    16.31 Target LTIP Award shall mean the number of performance shares or performance share units, as applicable, that Executive shall be entitled to receive under the LTIP with respect to any performance period (as defined in the applicable program or plan) that includes the Date of Termination, such number to be determined as if Executive satisfied the remaining performance requirements and was entitled to the target pay out level under the long term incentive program with respect to such performance periods.

    16.32 Tax Counsel shall have the meaning set forth in Section 4.2 hereof.

    16.33 Three-Times Severance Payment shall mean the payment of a lump sum retention payment, in cash, equal to three times the sum of (i) Executive's Annual Base Salary and (ii) Executive's target annual bonus opportunity under the EAIP for any fiscal year ending after the date hereof, which Three-Times Severance Payment shall in no event be less than $2, 277,480.00. The Three-Times Severance Payment shall be in lieu of any further salary payments to Executive for periods subsequent to the Date of Termination (if any) and in lieu of any retention, severance, termination or similar benefit otherwise payable to Executive under any plan, program, arrangement or agreement of or with any System Company.

    16.34 Total Payments shall mean those payments so described in Section 4.1 hereof.

    16.35 Merger Agreement shall mean the Ring-Ranger Merger Agreement or any other agreement, the consummation of the transactions contemplated by which would constitute a "Change in Control" under the Company's Executive Continuity Plan, as in effect on the date hereof.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written and effective as of July 29, 2000 in accordance with the July 29, 2000 Resolution of the Board of Directors of Entergy Corporation.

     ENTERGY CORPORATION                EXECUTIVE



By:/s/ J. Wayne Leonard                 /s/ C. John Wilder
   J. Wayne Leonard                       C. John Wilder
   Chief Executive Officer                Chief Financial Officer,
                                          Entergy Corporation